                                                                    EXHIBIT 12.2


                             PACCAR Financial Corp.

               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                       PURSUANT TO THE SUPPORT AGREEMENT
                       BETWEEN THE COMPANY AND PACCAR INC
                             (Thousands of Dollars)



                                                                  Three Months Ended
                                                                       March 31
                                                                  1994           1993
                                                                -----------------------
- - - ------------
FIXED CHARGES
  Interest expense                                              $12,981          $11,180
  Facility and equipment rental                                     169              150
                                                                -------          -------
                        TOTAL FIXED CHARGES                     $13,150          $11,330
                                                                =======          =======
EARNINGS
  Income before income taxes                                    $ 9,294          $ 7,114
  Depreciation                                                    2,429            2,770
                                                                -------          -------
                                                                 11,723            9,884
  Fixed charges                                                  13,150           11,330
                                                                -------          -------
                        EARNINGS AS DEFINED                     $24,873          $21,214
                                                                =======          =======

RATIO OF EARNINGS TO FIXED CHARGES                                1.89X            1.87X





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